EXHIBIT 99.6

FORD MOTOR COMPANY

Recapitalization of Ford Motor Company

To Our Clients:

      Enclosed for your review and consideration are a Proxy Statement/ Prospectus, dated June 29, 2000, and an Election and Transmittal Form with Instructions relating to the Recapitalization of Ford Motor Company (the “Recapitalization”). Under the Recapitalization, holders of Ford Common Stock have the right (subject to the terms and conditions set forth in the Proxy Statement/ Prospectus and subject to compliance with the election procedures set forth in the Proxy Statement/ Prospectus and Election and Transmittal Form, copies of which are furnished to you as examples only and should not be used to make elections) to elect to receive the following for each of your shares of Ford Common Stock:

•	One share of new Ford Common Stock and $20 in cash (this is the default election if you fail to instruct us as to the election you choose).

•	One share of new Ford Common Stock and a fraction of a share of new Ford Common Stock with a value of $20 (calculated as described in the Proxy Statement/Prospectus).

•	One share of new Ford Common Stock and a combination of cash and new Ford Common stock with an aggregate value of $20 (calculated as described in the Proxy Statement/ Prospectus).

      An all stock election will increase your percentage ownership interest in Ford, a combination stock and cash election will maintain approximately 99% of your ownership interest, and a $20 cash election will further reduce your ownership interest. Any election other than an all stock election will have the same effect as if you sold some of your shares for cash.

      These materials are being forwarded to you as the beneficial owner of shares of Ford Common Stock held by us for your account, but not registered in your name. Pursuant to your instructions, only we as the holder of record of the shares beneficially owned by you can vote for the approval of the Recapitalization Agreement and Plan of Merger, and make an election as to such shares.

      We request your instructions (a) as to how you wish your Ford Common Stock shares to be voted with respect to adoption of the Recapitalization Agreement and Plan of Merger and (b) as to which election(s) you choose for your shares held by us for your account.

      Before instructing us, please take the time to read and study carefully the enclosed Proxy Statement/ Prospectus and Election and Transmittal Form and Instructions. Please note that the enclosed Election and Transmittal Form is furnished to you for your information only and may not be used directly by you to make an election choice or to exchange your shares.

      If you wish to have us make an election for you, please so instruct us by promptly completing, executing and returning to us the Instruction Form on the back of this letter. You must return your Instruction Form to us. Once you have provided us your instructions, please contact us if you would like to change or revoke your instructions. If you fail to provide instructions, you will be deemed to have made a $20 Cash Election.

Please complete, sign, date and return the attached Instruction Form promptly

INSTRUCTION FORM

      The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the Recapitalization of Ford Motor Company.

Voting Instructions

      The undersigned hereby instructs and authorizes you to vote all of the Ford Motor Company Common Stock held by you for the account of the undersigned as of June 27, 2000, at the Special Meeting of stockholders of Ford Motor Company scheduled to be held at The Playhouse Theatre, DuPont Building, 10th and Market Streets, Wilmington, Delaware, on August 2, 2000 at 8:30 a.m., eastern daylight savings time, and at any adjournments thereof, in the manner indicated below. The undersigned understands that abstentions will have the same effect as a vote against the proposal.

      [   ]  FOR                     [   ]  AGAINST                     [   ]  ABSTAIN

Election Instructions

      The undersigned hereby instructs and authorizes you to make the following election choices with respect to the shares of Common Stock held by you for the account of the undersigned, subject to the terms and conditions and the election procedures set forth in the Proxy Statement/ Prospectus and Exchange and Transmittal Form. You must fill in one of the three boxes below to make an election. You may instruct us to make a mixed election by dividing your shares among the elections set forth below and by filing in the appropriate number of shares for each election. Please note that if you make a mixed election you may cause any gain you recognize with respect to the cash you receive in the recapitalization to be taxed as ordinary dividend income rather than as capital gain. If you check only one box, but do not fill in the number of shares, it will be treated as if that were your election for all of your shares.

[ ]	$20 Cash Election for Shares. You elect to receive one share of new Ford Common Stock and $20 in cash.

[ ]	New Stock Election for Shares. You elect to receive one share of new Ford Common Stock and a fraction of a share of new Ford Common Stock with a value of $20, calculated as described in the Proxy Statement/ Prospectus.

[ ]	Pro Rata Election for Shares. You elect to receive one share of new Ford Common Stock and a combination of cash and new Ford Common stock with an aggregate value of $20, calculated as described in the Proxy Statement/Prospectus.

      We will not make an election for you unless we receive written instructions from you to do so. Unless a specific instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to make a $20 Cash Election for you.

Signature(s):

Print Name(s) here:

Print Address(es):

Area Code and Telephone Number(s):

Tax Identification or Social Security Number(s):

Please complete, sign, date and return this Instruction Form promptly